Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPSTONE TURBINE ANNOUNCES

PROPOSED PUBLIC OFFERING OF COMMON STOCK

CHATSWORTH, California, February 18, 2010 (GlobeNewswire via COMTEX) — Capstone Turbine Corporation(R) (www.capstoneturbine.com) (Nasdaq: CPST) today announced that it intends to offer, subject to market, regulatory and other conditions, shares of its common stock in an underwritten public offering.  The offering is expected to price before 9:30 am EST on Friday, February 19, 2010. Lazard Capital Markets LLC is acting as the sole book-running manager for the offering.

The securities described above are being offered by Capstone pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission (“SEC”) and became effective on February 4, 2009. A prospectus supplement describing the terms of this offering will be filed with the SEC and will form a part of the effective registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

About Capstone Turbine Corporation

Capstone Turbine Corporation (NASDAQ: CPST) is a producer of low-emission microturbine systems. Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, relating to the terms and pricing of the offering and certain filings with the SEC. Forward-looking statements may be identified by words such as “intends,” “will,” “seeks,” and “expects” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Capstone Turbine Corporation

CONTACT:

Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com